EXHIBIT 99.1

Contact:
Michael W. Rogers	Robin L. DeCarlo
EVP and Chief Financial Officer	Director, Corporate Communications
(781) 861-8444	(781) 402-3405

INDEVUS PHARMACEUTICALS ANNOUNCES FISCAL 2008

YEAR END AND FOURTH QUARTER RESULTS

LEXINGTON, MA, November 25, 2008 – Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced its consolidated results of operations for the fiscal year and the three-month period ended September 30, 2008. The Company will host a conference call and webcast today beginning at 9:00 am eastern time (details follow below).

The Company reported fiscal 2008 consolidated revenues of $77.8 million, an increase of 18% from fiscal 2007 revenues of $66.1 million. For the three-month period ended September 30, 2008, the Company reported consolidated revenues of $23.3 million, a decrease of 21% from the $29.5 million reported for the three-month period ended September 30, 2007. The three-month period ended September 30, 2007 included a one-time, up-front recognition of $13.0 million related to the approval milestone for SANCTURA XR™ from Allergan.

For fiscal 2008, the Company reported a consolidated net loss of $65.6 million, or $0.86 per share, compared to a consolidated net loss of $103.8 million or $1.61 per share for fiscal 2007. Fiscal 2008 results include one-time restructuring charges of approximately $3.0 million. For the three-month period ended September 30, 2008, the Company reported a consolidated net loss of $14.0 million or $0.18 per share, compared to a consolidated net loss of $8.8 million or $0.12 per share for the three-month period ended September 30, 2007.

At September 30, 2008, the Company had consolidated cash, cash equivalents and marketable securities totaling approximately $131.3 million.

“Fiscal 2008 was extremely active for the Company,” said Glenn L. Cooper, M.D., chairman and chief executive officer of Indevus. “The year ended on a very strong note and the Company is in excellent shape to have a successful coming year. In particular, we now have a clear path for the resubmission of our NDA for NEBIDO®, our commercial products are performing extremely well in their respective markets, our late stage development programs for octreotide and pagoclone are in full gear, and our successful $105 million financing this summer gives us a strong balance sheet.

“After receiving an Approvable letter in June from the FDA on our NDA for NEBIDO, we began planning the course toward resubmission to address FDA’s concerns about the quantification of the incidence of serious cough reactions in clinical trials. The NDA contained a single, serious cough reaction in approximately 4,000 injections of NEBIDO. In September, we reached agreement with FDA that submitting additional safety data from ongoing clinical trials in Europe would be appropriate and sufficient to address their concerns. The new data include the results from approximately 10,000 additional injections in Phase IV trials conducted by our partner, Bayer Schering Pharma AG, Germany. The data from these trials has been collected and we believe that there have been no additional cases of serious cough reaction implying an incidence of approximately 1 in 14,000 injections which we believe confirms the rarity of the adverse event. We expect to re-file the NDA by the end of the first calendar quarter of 2009, and FDA will have six months to review the NDA.

“We continue to see strong performance and positive trends for VANTAS® (prostate cancer) and SUPPRELIN® LA (central precocious puberty). Sales of VANTAS units in the fourth quarter were up 70% over the fourth quarter last year, and we are encouraged by the trends in the first quarter. VANTAS is the only once-yearly treatment in the market and our sales force has done a terrific job of demonstrating the benefits of a long acting product,” continued Dr. Cooper.

“Adoption of SUPPRELIN LA in the treatment of central precocious puberty continues to exceed even our most optimistic forecasts. We launched SUPPRELIN LA in the third quarter of fiscal 2007. Our quarter over quarter revenue growth during our launch year has been quite strong with quarterly revenue increases averaging 25% in the last three fiscal quarters. We are now entering the initial phase of re-implants for existing patients. The market feedback on SUPPRELIN LA has been excellent, reinforcing the positive difference that a once-yearly implant (vs. monthly injections) has made in improving the lives of children with CPP and their families. We are very optimistic about the future of the product.

“Our R&D group is also quite active as we begin late stage clinical trials for two important products, octreotide and pagoclone. In October, we initiated our Phase III trial for our octreotide implant to treat acromegaly. The 140-patient pharmacokinetic study will compare the six-month octreotide implant to the current standard of care, Sandostatin® LAR® (monthly injections). We are optimistic about the prospects and benefits for the octreotide implant in this market, which currently exceeds $1.0 billion.

“In September, we completed a partnership agreement with Teva for the development and marketing of pagoclone for the treatment of stuttering. In the first calendar quarter of 2009, the companies expect to begin a 300-patient, six-month Phase IIb study. As per our agreement with Teva, this trial will be conducted by Indevus and funded by Teva. The results of this trial promise to be an important milestone in the development of pagoclone.

“We continue to look forward to the launch of VALSTAR™, our product for bladder cancer. We are awaiting plant inspections of our third-party manufacturer and hope to launch VALSTAR in the new year. VALSTAR is the only product currently approved for use in BCG-refractory bladder cancer patients who are not candidates for bladder removal.

“Fiscal 2008 was also an active and successful year for our Business Development group. In addition to the significant partnership completed with Teva, we also licensed rights outside of the United States for two of our core products. In April, we announced the licensing of European rights for VANTAS to Orion. VANTAS is pending final approval in Europe and it is expected to be launched by Orion in the first half of 2009. In May, we completed the license of Canadian rights for SANCTURA XR™ to Allergan.

“In addition, we successfully completed a $105 million non-recourse financing by monetizing a portion of the SANCTURA® franchise royalties. This non-recourse financing provides the Company sufficient capital to retire its outstanding Convertible Notes and to fund the Company into 2010. The Company now has the capital to get through several important milestones, including the expected FDA action date on NEBIDO, the results of our Phase III trial for octreotide, and the results of two Phase III trials for PRO 2000. In addition, we are optimistic that our ongoing discussions on the partnering front will contribute additional non-dilutive capital to the Company during the course of the coming year,” concluded Dr. Cooper.

Recent Highlights

During the past year, the Company achieved a number of important milestones, including:

Clinical Development

•	Results From NEBIDO Phase III Trial Shows 94 Percent of Men Maintained Normal Testosterone Levels Throughout Treatment
•	Results From Two-Year Study Confirming SUPPRELIN LA Implant Maintains Profound Suppression of Hormones in Children with Premature Onset Puberty
•	Completion of Enrollment in Phase III Trial of PRO 2000
•	Phase III Clinical Trial of Octreotide Implant for Acromegaly Initiated

Business Development

•	Licensing of European Rights for VANTAS to Orion Corporation
•	Licensing of Canadian Rights for SANCTURA XR to Allergan
•	Licensing of Worldwide Rights for Pagoclone to Teva

Corporate

•	Issuance of U.S. Patent for SANCTURA XR
•	Completion of Private Placement of $105 Million of Non-Recourse Notes

Financial Results

Total consolidated revenues for fiscal 2008 were $77.8 million, an increase of 18% from the $66.1 million reported for fiscal 2007. The primary components of revenue for fiscal 2008 were $43.8 million from the SANCTURA franchise, $16.6 million from sales of VANTAS, $13.2 million from sales of SUPPRELIN LA and $1.9 million from sales of DELATESTRYL®.

Cost of product revenue for fiscal 2008 was $30.8 million, an increase of 111% from the $14.6 million reported for fiscal 2007. Cost of product revenue relates primarily of the costs to produce SANCTURA XR and royalty payments to Madaus and Supernus, all of which are reimbursed by Allergan, as well as the cost of product related to the sale of VANTAS, SUPPRELIN LA and DELATESTRYL.

Research and development expenses for fiscal 2008 were $25.0 million, a decrease of 40% from the $41.9 million reported for fiscal 2007. Marketing, general and administrative expenses for fiscal 2008 were $75.9 million, an increase of 26% from the $60.2 million reported for fiscal 2007.

Interest expense of $9.0 million for fiscal 2008 related to the Company’s Convertible Notes and Non-recourse Notes.

Revenue for the quarter ended September 30, 2008 was $23.3 million, a decrease of 21% from the $29.5 million reported for the quarter ended September 30, 2007. The primary components of revenue for the quarter ended September 30, 2008 were $12.9 million from the SANCTURA franchise received from the Company’s partner, $5.1 million from sales of VANTAS, $4.4 million from sales of SUPPRELIN LA, and $385,000 from sales of DELATESTRYL. The three-month period ended September 30, 2007 included a one-time, up-front recognition of $13.0 million related to the approval milestone for SANCTURA XR from Allergan.

Cost of product revenue for the quarter ended September 30, 2008 was $10.7 million, an increase of 91% from the $5.6 million reported for the quarter ended September 30, 2007. Cost of product revenue relates primarily to sales of SANCTURA and SANCTURA XR to Allergan at cost, royalties on sales of SANCTURA and SANCTURA XR that are reimbursed by Allergan, and costs associated with VANTAS, SUPPRELIN LA and DELATESTRYL.

Research and development expenses for the quarter ended September 30, 2008 were $7.1 million, a decrease of 43% from the $12.4 million reported for the quarter ended September 30, 2007. Marketing, general and administrative expenses for the quarter ended September 30, 2008 were $16.2 million, a decrease of 13% from the $18.7 million reported for the quarter ended September 30, 2007.

Conference call and webcast

The live call may be accessed by dialing 866-543-6403 from the U.S. and Canada, and 617-213-8896 from international locations. The participant passcode is 92405431. Investors are advised to dial into the call at least ten minutes prior to the call to register. A replay of the call will be available beginning at 11:00 AM on November 25, 2008 and lasting until 12:00 AM on December 23, 2008. To access the replay, please dial 888-286-8010 from the U.S. and Canada, and 617-801-6888 from international locations, using the passcode 49937348.

The press release and the live webcast will be accessible by visiting the Investors section of the Company’s website, http://www.indevus.com. An archived version of the call will be accessible at the same web address for 30 days following the live call.

About Indevus

Indevus Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in the acquisition, development, and commercialization of products to treat conditions in urology and endocrinology. The Company’s approved products include SANCTURA® and SANCTURA XR™ for overactive bladder, VANTAS® for advanced prostate cancer, SUPPRELIN® LA for central precocious puberty, and DELATESTRYL® to treat male hypogonadism. The Indevus development pipeline contains multiple compounds within the Company’s core therapeutic areas in addition to several partnered or partnerable programs. The most advanced compounds in development include, VALSTAR™ for bladder cancer, NEBIDO® for hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually-transmitted pathogens, the octreotide implant for acromegaly and carcinoid syndrome, and pagoclone for stuttering.

About SANCTURA and SANCTURA XR

SANCTURA® and SANCTURA® XR belong to a class of anticholinergic compounds known as muscarinic receptor antagonists. These compounds relax detrusor smooth muscle tissue found in the bladder, thus decreasing bladder contractions. Overactive or unstable detrusor muscle function is believed to be the cause of overactive bladder.

SANCTURA and SANCTURA XR possess a quaternary ammonium structure that may be instrumental in the low incidence of CNS side-effects. At therapeutic concentrations in vitro, SANCTURA does not interact with drugs metabolized by the Cytochrome P-450 system, a metabolic pathway commonly associated with drug-drug interactions, and the majority of the absorbed dose is excreted largely unchanged into the urine.

Patients who have urinary retention, gastric retention, uncontrolled narrow-angle glaucoma or hypersensitivity to SANCTURA should not use SANCTURA.

About DELATESTRYL

DELATESTRYL® is an injectable testosterone preparation for the treatment of male hypogonadism. DELATESTRYL is contraindicated in men with carcinomas of the breast or with known, or suspected, carcinomas of the prostate.

About VANTAS

VANTAS® is a soft and flexible 12-month hydrogel implant that provides histrelin, a luteinizing hormone-releasing hormone (LHRH) agonist, for the palliative treatment of advanced prostate cancer. VANTAS is contraindicated in patients with hypersensitivity to GnRH, GnRH agonist analogs, or any components in VANTAS.

About SUPPRELIN LA

SUPPRELIN® LA is a subcutaneous implant indicated for the treatment of central precocious puberty (CPP), the premature onset of puberty in children. It utilizes the hydron implant technology and is specifically designed to provide a continuous release over 12 months of the gonadotropin releasing hormone (GnRH) agonist, histrelin. SUPPRELIN LA is contraindicated in patients with hypersensitivity to GnRH or GnRH analogs.

Forward Looking Statements

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA®, SANCTURA XR™, NEBIDO® , VANTAS® and SUPPRELIN® LA; need for additional funds and corporate partners, including for the development of our products; effectiveness of our sales force; competition and its effect on pricing, spending, third-party relationships and revenues; dependence on third parties for supplies, particularly for histrelin, manufacturing, marketing, and clinical trials; risks associated with being a manufacturer of some of our products; risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR and the manufacture of NEBIDO, VANTAS, SUPPRELIN LA and VALSTAR®; reliance on intellectual property and having limited patents and proprietary rights; dependence on market exclusivity, changes in reimbursement policies and/or rates for SANCTURA, SANCTURA XR, VANTAS, SUPPRELIN LA, DELATESTRYL® and any future products; acceptance by the healthcare community of our approved products and product candidates; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA XR, NEBIDO, and VALSTAR; product liability and insurance uncertainties; risks relating to the Redux-related litigation; history of operating losses and expectation of future losses; uncertainties relating to controls over financial reporting; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; general worldwide economic conditions and related uncertainties; and other risks. Indevus undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

INDEVUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and twelve months ended September 30, 2008 and 2007

(Amounts in thousands except per share data)

	For the three months ended September 30,		For the twelve months ended September 30,
	2008	2007	2008	2007
Total revenues	$23,330	$29,467	$77,791	$66,067

Costs and expenses:
Cost of product revenues	10,730	5,607	30,835	14,640
Research and development	7,097	12,433	24,964	41,927
Marketing, general and administrative	16,155	18,740	75,854	60,185
Acquired in-process research and development	—	—	—	50,000
Amortization of intangibles	637	496	2,267	910
Restructuring Charge	(549)	—	2,980	—

Total costs and expenses	34,070	37,276	136,900	167,662

Loss from operations	(10,740)	(7,809)	(59,109)	(101,595)

Investment income	532	763	2,692	3,354
Interest expense	(3,595)	(1,614)	(8,958)	(5,492)
Minority interest and other	(175)	(93)	(175)	(93)

Loss before income taxes	(13,978)	(8,753)	(65,551)	(103,826)

Net loss	$(13,978)	$(8,753)	$(65,551)	$(103,826)

Net loss per common share:
Basic and diluted	$(0.18)	$(0.12)	$(0.86)	$(1.61)

Weighted average common shares:
Basic and diluted	77,076	75,900	76,565	64,679

INDEVUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	September 30,	September 30,
	2008	2007
Cash, cash equivalents	$131,306	$71,142
Restricted cash	10,000	—
Goodwill	48,244	48,244
Intangible assets, net	30,855	29,190
Other assets	42,597	34,474

Total assets	$263,002	$183,050

Convertible notes	$70,187	$68,112
Non-recourse notes	105,000	—
Deferred revenue	189,015	158,461
Other liabilities	28,987	30,815
Capital	511,866	502,163
Accumulated deficit	(642,053)	(576,501)

Total stockholders' deficit	(130,187)	(74,338)

Total liabilities and stockholders' deficit	$263,002	$183,050